Exhibit 21.1
LIST OF SUBSIDIARIES

OFSCC-CGA, LLC, a Delaware limited liability company.
OFSCC-FS Holdings, LLC, a Delaware limited liability company.
OFSCC-FS, LLC, a Delaware limited liability company.
OFSCC-MB, Inc., a Delaware corporation.
OFSCCFS-NYBG, Inc., a Delaware corporation.
OFS SBIC I GP, LLC, a Delaware limited liability company.
OFS SBIC I, LP, a Delaware limited liability company.